EXHIBIT (a)(1)(H)



FOR IMMEDIATE RELEASE                     CONTACT:  Ellen Beth Van Buskirk
                                                    COSMAIR, INC.
                                                    (212) 984-4528




                  COSMAIR EXTENDS TENDER OFFER FOR CARSON, INC.
                ------------------------------------------------
                      NEW EXPIRATION DATE IS APRIL 28, 2000
                ------------------------------------------------

NEW YORK (April 5, 2000) - Cosmair, Inc. announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at $5.20 net per share. The new expiration date is Friday, April 28, 2000 at 5:00 p.m EST.

As of the close of business on Tuesday, April 4, approximately 7.7 million shares of Carson's Class A common stock had been tendered representing approximately 46 percent of the outstanding Carson common stock on a fully diluted basis.

As previously announced, Cosmair is responding to a request for additional information issued by the Department of Justice Antitrust Division.

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